FBR CAPITAL MARKETS CORPORTION

July 29, 2009
9:00 am ET

Shannon Small:     Thank you and good morning. This is Shannon Small, Senior Vice President of Corporate Communications for FBR Capital Markets.

                       Before we begin this morning’s call, I would like to remind everyone that statements concerning future performance, development, events, market forecasts, revenues, expenses, earnings, run rate and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principle investments, available technologies, competition for business and personnel and other general economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained on FBR Capital Markets annual report on form 10-K and in quarterly report on form 10-Q.

                      Joining us on the call today is Brad Wright, Chief Financial Officer for FBR Capital Markets.

                      I would now like to turn the call over to Rick Hendrix, President and Chief Executive Officer of FBR Capital Markets.

Rick Hendrix:     Thanks, Shannon, and good morning, everyone.

                      Over the past year, FBR Capital Markets has been executing on a plan to expand our core franchise and build up our position as the leading equity capital markets firm serving middle-market companies. Consistent with our plan, this quarter we’ve continued to reduce expenses, separate from our majority – former majority owner, strengthen our balance sheet and selectively add expertise and targeted growth areas to complement our existing strengths.

                      The current market environment has provided us unprecedented opportunities to add capabilities and people, and we continue to do so. I am pleased with the significant improvements we have made in key areas, and although our financial results this quarter are disappointing, I believe that with continued focus on execution we will deliver much improved financial results in the second half of the year.

                      Let me now take you through the results for the quarter. FBR Capital Markets core operating loss for the second quarter was $12.4 million compared with $32.1 million core operating loss in the second quarter of last year and an $8.9 million core loss in the first quarter of this year. This non-GAAP measurement excludes specified non-core items and non-cash expenses, the most significant of which was a $5.4 million non-cash intangible asset write down related to a money market fund which is not profitable in today’s low-yield environment. The year-over-year improvement in our core operating results reflects the impact of our ongoing cost containment initiatives despite relatively flat revenues across the franchise. The loss widen versus this year’s first quarter because of a reduction in brokerage revenues related to lower convertible securities trading activity.

                      Second-quarter fixed cash costs were $38.9 million, consistent with cash fixed costs in the first quarter. Having established a lower-cost structure, we’ve been able to continue to add and invest in talented new professionals and further expand our platform. I will come back to discuss some of those investments shortly.

                       As previously reported, during the second quarter, we completed two important transactions that have enhanced our capital structure and ownership profile. First, in May, the company repurchased 16.7 million shares of stock at $4.35 a share. Then in June, the company issued 20 million new shares at $4.65 per share, generating $90 million in new capital in a follow-on equity offering. Together, these transactions have expanded our investor base and eliminated the uncertainty related to a control owner, whose stake has now been reduced from 56% to its current level of approximately 23%. Most importantly, we have also increased liquidity in working capital to support the build out of our new businesses. These are important steps towards the development of a strong, independent brand for FBR Capital Markets.

                       We continue to operate with no debt and at the end of the second quarter had $233 million in cash on the balance sheet. As of June 30, shareholders equity totaled $295 million, and book value was $4.68 per share. During the second quarter, we continue to focus on broadening our brokerage activities and begin trading at our new high-yield and loan-trading desks. We expect to begin trading enlisted equity options during the third quarter.

                      With the build out of our product lines, our brokerage team is positioned for revenue growth in the coming quarters. Our aggressive cost-reduction efforts have allowed us to make targeted investments in these and other new businesses without increasing our overall cost structure. These additions to our franchise represent important strategic steps toward our goal of delivering a full suite of corporate finance solutions to middle-market clients.

                       As you may recall from previous calls, we have remained cautious in forecasting investment banking revenues over the last several quarters. While second-quarter banking revenues showed slight improvement, up from $7.9 million in the first quarter to $8.7 million in the second quarter, this performance is by no means reflective of our firm’s capacity or our growing transaction pipeline. Already in the third quarter we have closed on a $300 million private transaction in the financial sector, which generated more investment banking revenue in July than was produced the entire first half of the year. This transaction helped facilitate private capital being accessed to acquire and appropriately capitalize a failed bank with FDIC assistance. We believe this transaction is reflective of our creative approach to capital market solutions and our market-leading distribution for institutional private placement, both of which are core strengths of our franchise.

                      Given our unique capabilities and focus as a middle-market firm in executing large book-run transactions, it is difficult to predict revenues on a quarterly basis. However, with our increasingly strong pipeline, we are confident in our ability to achieve significantly improved banking revenues in the second half of the year.

                       In closing, I’d like to thank our employees for all of the positive change they have helped to affect during very challenging environments. We currently have the most capable and talented team we’ve ever had at FBR. That team, combined with our expanded brokerage platform, positive outlook in banking and reduced cost structure, give me every confidence that we will achieve profitability in the second half of the year.

We’ll now open the call to questions. Operator, do we have any questions?

Operator:     At this time, ladies and gentlemen, to ask a question, please press star 1. Your first question comes from the line of Eric Bertrand.

Eric Bertrand:     Hi, guys.

Rick Hendrix:     Good morning, Eric.

Eric Bertrand:     At the time of the IPO, I think you would agree that FBCM was positioned as a investment bank that specialized and had a lot of revenues driven by 144A. Following the decline of that business, you know you guys have built up a set of you know more capital market-like businesses separate from that unique underwriting product. How would you describe FBCM today or how you want it to be over the next couple of years? Would you expect to go back to having a large 144A business as that market comes back?
Rick Hendrix:     I think that our sort of distribution capabilities in the equity capital markets are always going to be one of the core strengths of the firm, and we absolutely want to continue to have a significant revenue contribution from that part of the business, that part being the institutional private business. But that’s just one part of the equity capital markets, and it’s one that our distribution allows us to have great market share in, and that market is always there, just like the equity capital markets are always there, but there are issues of valuation, particularly in markets that value liquidity highly, and that currently is sort of the environment that we’re in.

                      Having said that, this large transaction that I referenced in the script that we closed earlier this month was a private. It was a Reg D, not a 144A, but it’s the exact same distribution and the exact same investors. And so we expect that’s going to continue to be an important part of our franchise. But today and over time, we’ll have a broader franchise than we did in the past so that we build around what is our core strength, and we provide a more full-service approach to middle-market issuers.

Eric Bertrand:    OK, that’s fair. Again, on the investment banking side, you commented that you know the third quarter’s going to be significantly stronger, you know particularly on the back of this deal that was recently completed. When you're  comparing the revenue of this private transaction being more than the first-half revenues, is that versus capital raising or versus the total investment banking revenues?

Rick Hendrix:     Total investment banking revenues.

Eric Bertrand:     Oh, that’s excellent. Given the backlog, would you expect the fourth quarter to be as robust? Do you have deals in the pipeline that look to show up around then, or you know how does – how does the rest of the year look to be forming excluding this deal that you know definitely did get done?
Rick Hendrix:     Well, obviously it’s easier for us to talk about the third quarter because we do have this one transaction done, but our sort of view of the pipeline and our optimism about the second half of the year is not really about the one transaction. We have a much more active pipeline and much more active near-term pipeline than we’ve had at any time over the last couple of years, and as I said in the script, you know we’ve been very cautious about forecasting banking revenues because we just didn’t have great visibility at any time. I think what we’ve said in the past and what was true was that we had a good pipeline; we just had no sense for whether or not it could be executed or what the timing of some of those transactions were going to be, and now we have a much different perspective on the pipeline, both in terms of you know things that are either about to be in the market or are in the market currently and transactions that are closed. But it does extend beyond the third quarter and the fourth quarter, and it is not sort of about one transactions. You know we feel very good about each of our industry groups currently and their ability to generate revenue over the balance of the year.

Eric Bertrand:     Would it be fair to characterize the backlog as you know heavily capital raising as opposed to a mix of capital raising and advisory?

Rick Hendrix:     I think that if you look at the number of transactions, there’s a pretty healthy mix between capital raising and advisory. But given the fact that some of these large book-run transactions that we do generate disproportionate revenue, our  expectation is that the revenue will be skewed toward capital markets, even if the number of transactions is more balanced with advisory assignments.

Eric Bertrand:     OK, that’s fair. Moving into kind of the institutional brokerage business. You spoke about convertibles you know weakening here in the second quarter. That weakening versus kind of your expectations, or were revenues actually sequentially lower from the first quarter to the second quarter?

Rick Hendrix:   They were sequentially lower from the first quarter to the second quarter, and in fact, if you look at our brokerage line, really the entire change was related to the convertible business. Having said that, the convertible business still ran  above  our  projections as we entered the year, and the first quarter was a period that was very active from a convertible securities standpoint, not just for us but across the industry, and we were benefiting from entering the market at a time when others were pulling back, and so while the market has trailed off a little bit in the second quarter, we are running it you know well ahead of sort of what we budgeted for the full year for that business until right about where it is. But it was an overall slowdown, and that was really the entire responsible for the reduction of brokerage revenues quarter-over-quarter.

Eric Bertrand:     Great, and then you just launched the credit trading business. Can you talk about how much capital you expect that to consume that’s generally a more you know inventory-based business than you know say convertibles or you know classic equities, which you’ve definitely been doing for a much longer period of time?

Rick Hendrix:     Sure. We expect that over time that the – that the credit business is going to draw $40 to $50 million of capital that will support inventory positions. We certainly aren’t expecting to ramp to that quickly, and currently, inventory positions in that business are less than $5 million. But we do expect and have planned for capital to support that desk is in the $40 to $50 million range over the course of the next two or three quarters, and with success and with profitability in that business, we’ll continue to see the capital.

Eric Bertrand:     OK, moving to asset management, could you elaborate a little bit more about the non-cash intangible asset write down from the money market fund? I don’t really understood why there’s intangible assets attached to that and how that would trigger a write down.

Rick Hendrix:     Sure. The company made an acquisition in 2001 of a small bank in Maryland that we ultimately sold several years ago, but part of that acquisition included an asset management business that had several mutual funds, and part of the excess purchase price over net assets was assigned to those mutual funds, and there are two remaining; the money market fund that we referenced and a gas utility index fund. There was $8 million roughly of intangibles when we entered the quarter; $5.3 was assigned to the money market fund, and $2.6 or 7 is assigned to the gas utility fund. The gas utility fund continues to be profitable and is a fund that we intend to grow. The money market fund, though, as we mentioned in this environment, is not profitable, and as a result, we’ve chosen to write off the intangibles associated with it.

Eric Bertrand:     OK, so more generally, what’s kind of the plan on the asset management segment? The business definitely appears to be somewhat subscale, especially compared to its prior size. Do you expect to continue to operate along only money mutual fund business? Would you look to acquire some assets to help grow it? What’s kind of the strategy here?

Rick Hendrix:    We do absolutely intend to continue to run and grow the business. We’ve actually had – while it is small and subscale, as you point out, we’ve had real success this year in terms of net asset flows and continue to have a very high -             performing lineup of funds and feel that they have good core to build around. So we’re going to continue to grow it organically, and as I mentioned, we’ve had real success there this year. We’ve grown AUM from about $1.1 billion to        about $1.5 billion currently in that business, and we think that we have sort of real sales momentum in and around that business now as we’ve sort of reoriented our distribution. But it would not surprise me if we saw opportunities for small but very accretive acquisitions over the course of this year in that business, and if we’re able to execute on those, we would like to and intend to.

Eric Bertrand:     What sort of acquisition targets would you be looking at? In particular funds, certain sectors you're interested in, certain geographies?

Rick Hendrix:     What we’re really looking to do is build on sort of the core strength of that business currently, and so we have a number of discussions that we’re engaged in that would allow us to bring additional AUM into our existing fund group, which would improve profitability quickly in that business, and we also have a number of conversations around additional products that we either come in the form of lift-outs or hires that would come with track records and allow us to build on those track records. And as we look at the business today, it would all be in the equity business. We’re not looking at fixed-income opportunities currently. But specifically, we’d be interested in adding international and global product to our domestic small cap product.

Eric Bertrand:     Nice comment in the press release about your expectation for profitability in the remainder of 2009. Couple of clarifications on it; 1) is it a comment on the second half in total or each of the individual quarters, 2) what measure of profitability are you actually referring to? Are you actually referring to you know reported EPS or the non-GAAP pretax core operating income that has been previously highlighted?

Rick Hendrix:     So as we mentioned in the script, any individual quarter is difficult to predict. We do feel like the second half of the year will be profitable. I’d like to believe that means each quarter as well, and I think that’ll be the case. But I’m much more comfortable sort of speaking about the 6-month period. And in terms of the measurement, we are – we’ve focused everybody around this cash number, but we’re cautiously optimistic that we will be reporting EPS on a GAAP basis as profitable as well.

Eric Bertrand:     OK, thank you. What are your remaining connections to Arlington following the series of transactions and agreements that have been executed over the past quarter?

Rick Hendrix:     They are a 23% owner, and they have two board seats currently out of a – what is right now an eight-person board with one vacancy, and we expect to fill that vacancy before the end of the year, so really two of nine. And the operational relationships have really been terminated as part of the repurchase of shares. So we had service agreements and some different commitments with regard to space and otherwise, and all of those sort of operational relationships have ceased, and we’ve full separation of the two businesses currently.

Eric Bertrand:     OK, that’s great. The last detailed question I have here is you know what are you doing with your cash? What is it invested in? I see the balance sheet has a report in it, cash, cash equivalence. Is that to interpret that as a large statements account or what’s the story there?

Rick Hendrix:     We are – we’re being very protective of the cash. The world certainly feels like the economy has turned and the capital markets are behaving much, much better than they have over the last 12 months, but we are still cautious about the environment, and so the cash is really going to be used to build the business consistent with what we’ve described. And so we’re not investing it for current return, and it is either in treasury based money markets or in treasuries directly that have short duration, and so you know that is capital that we intend to invest in the business, and we’re not looking to sort of speculate to generate returns on that capital.

Eric Bertrand:     Sounds great. That’s all my questions. Thank you.

Rick Hendrix:     Great. Thanks, Eric.

Operator:     Again, ladies and gentlemen, to ask a question, please press star, then the number 1 on your telephone keypad. Your next question comes from the line of Steve Emerson.

Steve Emerson:     Congratulations on projecting a turn in the business and your hard work to achieve this. Can you give us a color on your deal backlog in terms of what proportion of it looks like financial industry versus nonfinancial?

Rick Hendrix:     Well, as I said, we have sort of active opportunities and pipeline across all of our industry groups, and we feel good about that. Having said that, I think that not only our business but the capital markets overall are going to be heavily oriented around financials for the next several years as the system recapitalizes itself. We think that we’ll be a significant participant in that activity. I think that this transaction last week is reflective of the kinds of things we’re going to have the opportunity to do. So as we look forward over the next four, five, six quarters, I would expect that we will have a disproportionately high contribution from our big business relative to our other industry groups, but it’s not that those other groups aren’t going to be active as well. I just think there’s going to be significant capital raising and advisory work around the recapitalization of the U.S. banking system.

Steve Emerson:     OK, then I’m trying to decipher your balance sheet. I see your book value, but how do you look at – for instance, how much cash you have invested in the business, and then perhaps if you could give us a flavor for your marks in your investment portfolio. I know you brought the portfolio value down very substantially.

Rick Hendrix:     First, with regard to sort of book value and cash, we do intend to invest a meaningful portion of the cash in the balance sheet in the operating business, and that was the stated use of capital when we did the offering in June. We have minimal cash levels that we think is important for a firm like ours to hold. We’re an important trading partner for our clients, and we want them to understand at all times that we are extraordinarily well capitalized, very liquid and a solid trading partner. And so you know I really don’t want to see our cash balances you know below certainly $125 million, and sort of $100 million is the hard deck that we’ve talked to investors about. So that gives us significant capital to invest in our trading businesses, and that’s really what we intend to do, and so the book value itself we look at as all invested in the business, and some of it’s just held in very liquid form as we prepare to invest it in the platform.

                      And in terms of where we intend to go with the investments, we have $34 million of long-term investments today. Twenty-seven are in our merchant banking business, just over $6 million are in our own mutual fund business. That $6 million is there not really so much to generate return as to act and seed capital to allow us to grow certain of our small funds, and as those funds (reach) scale, we’ll take that capital out of those funds because they will no longer need the seed money. Again, we’re not looking for a return there; and in fact, we have had these in place to sort of reduce the volatility from that investment.

                      In the merchant portfolio, as you rightly point out, Steve, we did take aggressive marks coming out of the end of 2008 in that portfolio. The biggest single position is $21 million and in addition to looking at value, we added a liquidity discount to that position. But you know for those of you who are familiar with the Q, I think you’ll know that that particular company has filed registration statements to go public later this year, and their book value is significantly in excess of the carrying value we have in that investment. So with this type of environment you can never have total certainty around valuations of illiquid securities, we feel very good about where we have that portfolio marked and think that if anything we have opportunities there for increases in value as we go forward.

Steve Emerson:     Thank you.

Operator:     Again, ladies and gentlemen, in order to ask a question, please press star, then the number 1 on your telephone keypad. Again, it is star 1 on your telephone keypad. And at this time, we do have no further question.

Rick Hendrix:     Great. Thank you, everyone, for joining us, and we look forward to talking to you in October.